                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549


                      -----------------------------------

                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE


                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  January 28, 2002

                           HANOVER COMPRESSOR COMPANY

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         Delaware                      1-13071               76-0625124
(State or Other Jurisdiction      (Commission File          (IRS Employer
     of Incorporation)                 Number)           Identification No.)

    12001 North Houston Rosslyn                                 77086
       Houston, Texas  77086                                  (Zip Code)
(Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (281) 447-8787

Item 5.  Other Events.

See the following press release:

HANOVER COMPRESSOR DESCRIBES ITS LIMITED RELATIONSHIPS WITH ENRON AND HANOVER'S
                INVESTMENTS IN ITS NON-CONTROLLED JOINT VENTURES


HOUSTON, (January 28, 2002) -- Hanover Compressor (NYSE: HC), the leading provider of outsourced natural gas compression services, today detailed its limited relationship with Enron. Hanover also further described its investments and equity earnings in non-controlled joint ventures, including its participation in a joint venture formed in 2000 to carry out a major natural gas compression and gas handling contract on behalf of the Shell Petroleum Development Company of Nigeria Limited, the Nigerian operating unit of The Royal/Dutch Shell Group ("Shell").


Relationship with Enron

 . Hanover's total credit exposure to Enron and its affiliated companies is less than $300,000.

 . Based on Hanover's stock transfer records, confirmed verbally by Enron, in November 2001 Enron and an affiliated company completed disposition of all of the shares of Hanover Compressor common stock it owned resulting from an investment it made in Hanover in 1995 when Hanover was a private company.

 . During the six-year period in which Enron owned shares in Hanover, Enron had a non-voting observer present at Hanover Board of Directors meetings. Enron never had any role in the management of Hanover. The two companies never had the same personnel, officers, directors, outside general counsel, or external auditors.

 . Historically, like most energy service companies, Hanover did conduct business with Enron and its affiliates. The extent of these business dealings follows:

   . During the twelve-month period ended December 31, 2000, Hanover provided goods and services for Enron and its affiliates that generated revenue of $35.9 million, comprised of equipment rental revenue of $18.6 million and fabricated equipment sales of $17.3 million. Revenue generated by Hanover's business activities with Enron and its affiliates during the twelve-month period ended December 31, 1999 and December 31, 1998 totaled $15.1 million and $6.8 million, respectively. In 2001, Enron divested the principal business units with which Hanover conducted business. Hanover continues to fabricate equipment and provide equipment rental services to those companies following their divesture.

   . In August 1997 Hanover / Enron Venezuela, Ltd., a corporation owned 60% by Hanover and 40% by an affiliate of Enron, was formed for the purpose of constructing and operating a gas compression project in Venezuela for PDVSA. The project was financed by a $10.4 million non-recourse loan provided by an Enron affiliate, which has since been repaid. In June 2001, Hanover purchased Enron's interest in Hanover / Enron Venezuela, Ltd. and Hanover since then has owned 100% of the company.

 . Hanover's only current business relationship with Enron is Enron's 47.5% owned investment in Hanover Measurement Services LLC ("HMS"), which was created in 1999 to provide outsourced gas measurement and related services. Hanover's total investment in HMS is $4.9 million, and Hanover's share of HMS's pre-tax income was $1.3 million for the 12 months ended December 31, 2000 and $0.8 million for the nine months ended September 30, 2001.

Investments in Non-Controlled Joint Ventures


 . Hanover has made investments in several joint ventures or corporations, which are not controlled by Hanover. The Company has made these investments in order to develop its compression and related gas handling business in international markets, to enter new outsourced energy service markets, and to aid technological advancements associated with its businesses. Hanover has conducted these efforts through these non-controlled joint ventures and corporations in order to reduce the Company's capital risk and to form strategic relationships with third parties that have been advantageous to the Company's business.

 . At September 30, 2001, these investments were recorded on the Company's balance sheet at their historical cost of $183 million. Of this amount, approximately $142 million relates to Hanover's investments in the Wilpro PIGAP II, Wilpro El Furrial, and Simco Consortium joint ventures, which were acquired by Hanover in its August 2001 acquisition of Production Operators Corp. and related assets ("POI") from Schlumberger Ltd. The Company's partners in these joint ventures are The Williams Companies Inc. and John Woods Group PLC. At December 31, 2000, the year prior to the POI acquisition from Schlumberger, Hanover's investment in independent unconsolidated subsidiaries and joint ventures totaled $27.7 million, compared to $18.9 million at December 31, 1999.

 . In each of the last three years, the amount of earnings Hanover has recognized related to these investments has ranged between 2% and 4% of Hanover's consolidated pre-tax income. Due primarily to the earnings contribution of the joint ventures Hanover acquired in the POI transaction, management expects the net income generated by these investments to grow to approximately 6% in 2002.

 . The joint ventures which have generated income or loss recorded on the Company's income statement in "Equity in Income of Non-consolidated Subsidiaries" since January 1, 1999, are listed below:

                                                  Investment as of End of Period ($ 000s)        Pre-tax Income Recorded by Hanover
                                                                                                              ($ 000s)
                                                                                              Twelve Mos.   Twelve Mos.    Nine Mos.
Name                                 Ownership   12/31/1999    12/31/2000      9/30/2001      12/31/1999    12/31/2000     9/30/2001
----                                   -----    -----------   -----------   ---------------   -----------   -----------    ---------
Hanover / Enron Venezuela Ltd.         60.00%      $  2,428      $  2,946    Purchased 6/01        $  270       $   518     $  362
Belleli Energy, Srl                    20.00%             -             -             1,986             -             -        (16)
Collicutt Hanover Services Ltd.        24.10%         6,544         8,224             8,711           858           786        517
Hampton Roads Shipping
 Investors II, L.L.C.                  25.00%             -         1,276             1,539             -             -          -
Meter Acquisition Company L.P.         20.00%         2,200         2,619   Terminated 7/01             -           395        524
Hanover Measurement Services
 Company L.P.                          52.50%         2,701         4,101             4,882             -         1,256        780
ServiCompressores, C.A.                50.00%         2,000         1,766             1,801             -           (99)        35
Simco Consortium                       35.50%             -             -            16,557             -             -        135
Wilpro Energy Services
 (El Furrial) Limited                  33.30%             -             -            19,493             -             -        496
Wilpro Energy Services
 (PIGAP II) Limited                    30.00%             -             -           106,171             -             -      1,058
Other                                Various            635         1,841             8,348            60           662       (140)

 . Hanover's capital commitments and contingencies related to its investments in joint ventures and non-consolidated subsidiaries totaled $67.3 million at September 30, 2001. Of this amount, $58 million relates to the final purchase consideration payable to Schlumberger Ltd. and is recorded on the Company's balance sheet in "Other Liabilities." This amount is payable by the Company with proceeds of a financing of the PIGAP II joint venture acquired by Hanover in the POI acquisition. If the joint venture does not obtain financing which is non-recourse to Hanover on or before December 31, 2002, Hanover will have the right to put its interest in the PIGAP II joint venture back to Schlumberger in exchange for a return of the amount paid by Hanover to Schlumberger for the joint venture interest. Hanover's right to exercise this option expires on January 31, 2003. If the non-recourse financing is not obtained and Hanover elects not to exercise its put right, Hanover must make a $58 million payment to Schlumberger.

Hampton Roads Joint Venture

 .  Hanover owns a 25% interest in Hampton Roads Shipping Investors II, L.L.C.
   ("Hampton Roads"), formed in 2000 as a joint venture to own barge-mounted gas compression and gas processing facilities to be stationed off the coast of Nigeria with an equipment sale price of $51 million. The equipment was to be used pursuant to a 10-year contract on behalf of Shell to commence September 2001. In the first quarter of 2001, the scope of the project was reduced to $43 million and the contract term was extended to 15 years with a projected start date of September 2003. As the project has not yet started, Hanover has recorded no income attributable to its equity ownership in the venture.

 . Hanover is fabricating the equipment to be used in the gas compression and processing project with Shell under a construction contract with Hampton Roads and is accounting for this activity under the percentage of completion method of accounting. Hanover recorded total revenue from the construction contract of $16 million and net income of $2.6 million in fiscal 2000, and it recorded total revenue of $3.6 million and net income of $0.6 million for the nine-month period ended September 30, 2001. These amounts reflect the revenue related only to the majority owners' 75% interest in Hampton Roads. The Company and its Board of Directors are reviewing the transactions of this joint venture and the related accounting.

 . To date, the joint venture's majority owner has invested $4.75 million in the venture, which has been paid to Hanover by the venture in respect of the construction contract. Hanover has contributed $1.5 million to Hampton Roads, proportionate to its 25% ownership in the venture.

   . In response to a claim for expense reimbursement, the Company initiated litigation against the former majority owner in the Hampton Roads joint venture. Hanover's former majority partner in the venture was replaced entirely in July 2001 by a new, independent investment group and the joint venture is functioning successfully.

Investor Conference Call

 . Hanover plans to hold in the near future an investor conference call to discuss the matters covered in this news release as well as a presentation of the Company's cost of capital and return on investment targets, operating leases and guidance relating to 2002 financial performance, credit statistics, working capital objectives, capital expenditure budgets and other matters. Details of the conference call will be announced when preparations are completed.


Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition, the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover operates. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    HANOVER COMPRESSOR COMPANY


Date:  January 29, 2002             By:  /s/ Michael J. McGhan
                                       ---------------------------------
                                       Michael J. McGhan
                                       President and Chief Executive Officer